                                           Exhibit (10)(iii)(A)11
                                           AT&T Form 10-K


                         AT&T SENIOR MANAGEMENT
                      INCENTIVE AWARD DEFERRAL PLAN
                     (as amended December 18, 1991)

1.  Eligibility
          Any Senior Manager (as defined in the AT&T 1987 Long Term Incentive Program [the "1987 Plan"]) of American Telephone and Telegraph Company ("AT&T") or an Affiliate (as defined in the 1987 Plan) who is eligible for an award under the AT&T Short Term Incentive Plan (the "Short Term Incentive Plan") and/or who has been granted a Performance Award under the AT&T Senior Management Long Term Incentive Plan (the "Long Term Incentive Plan") or the 1987 Plan, or who is eligible for an award under the AT&T Paradyne GMT Short Term Incentive Plan (the "Paradyne Plan"), shall be eligible to participate in this AT&T Senior Management Incentive Award Deferral Plan (the "Plan"). For purposes of the Plan, AT&T and any Affiliate shall be referred to as a "Participating Company". Prior to January 1, 1984, the Plan was named the Bell System Senior Management Incentive Award Deferral Plan.

2.  Participation
          (a) Prior to the beginning of any calendar year, any Senior Manager may elect to participate in the Plan by directing that (i) all or part of the awards under the Short Term Incentive
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Plan or the Paradyne Plan, or the Performance Awards under the
Long Term Incentive Plan or the 1987 Plan and/or (ii) all or part of the dividend equivalent payments under the Long Term Incentive Plan or the 1987 Plan, which such employee's Participating
Company would otherwise pay currently to such employee in such calendar year and subsequent calendar years, shall be credited to a deferred account subject to the terms of the Plan. However, in no event shall the part of an award under any plan credited during any calendar year be less than $1,000 (based on a
valuation at the time the award would otherwise be paid). There shall be no such minimum limitation on amounts credited during any calendar year that are related to dividend equivalent
payments.
          (b) Such an election to participate in the Plan shall
be in the form of a document executed by the employee and filed with the employee's Participating Company. An election related to awards and/or dividend equivalent payments otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.
          (c) An election shall continue until the employee terminates or modifies such election by written notice. Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to all awards and/or dividend equivalents otherwise payable in subsequent calendar years.
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          (d) An eligible employee who has filed a termination of
election may thereafter again file an election to participate with respect to awards and/or dividend equivalent payments otherwise payable in calendar years subsequent to the filing of such election.
     3.   Deferred Accounts
          (a) (i) Deferred amounts related to awards and/or dividend equivalent payments which would otherwise have been distributed in cash by a Participating Company shall be credited to the employee's account and shall bear interest from the date the awards and/or dividend equivalent payments would otherwise have been paid. The interest credited to the account will be compounded at the end of each calendar quarter, and the annual rate of interest applied at the end of any calendar quarter shall be determined by the AT&T Board of Directors from time to time.
          (ii) Furthermore, if an employee made an election described in Section 2, which election was effective on December 31, 1983, then such employee's account shall also be credited during 1984 with an amount equal to the deferred amounts which would have been credited to the employee's account during 1984 had the company which employed the employee on December 31, 1983 continued to be a Participating Company during 1984, and such amount shall bear interest in accordance with
(a)(i) above from the date such amount would have been credited
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had such company continued to be a Participating Company during
1984.
     (b) Deferred amounts related to awards which would otherwise have been distributed in AT&T common shares by a Participating Company shall be credited to the employee's account as deferred AT&T shares. Furthermore, if an employee made an election described in Section 2, which election was effective on December 31, 1983, then such employee's account shall also be credited during 1984 with the deferred AT&T Shares which would have been credited to the employee's account had the company which employed the employee on December 31, 1983 continued to be a Participating Company in the Plan and in the Long Term
Incentive Plan during 1984. The employee's account shall also be credited on each dividend payment date for AT&T shares with an amount equivalent to the dividend payable on the number of AT&T common shares equal to the number of deferred AT&T shares in the employee's account on the record date for such dividend. Such amount shall then be converted to a number of additional deferred AT&T shares determined by dividing such amount by the price of AT&T common shares, as determined in the following sentence. The price of AT&T common shares related to any dividend payment date shall be the average of the daily high and low sale prices of AT&T common shares on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such dividend payment date,
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or the period of five trading days immediately preceding such dividend payment date if the NYSE is closed on the dividend payment date.
     (c) In the event of any change in outstanding AT&T common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the AT&T Board of Directors shall make such adjustments, if any, that it deems appropriate in the number of deferred AT&T shares then credited to employees' accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

4.   Distribution
          (a) At the time an eligible employee makes an election to participate in the Plan, the employee shall also make an election with respect to the distribution (during the employee's lifetime or in the event of the employee's death) of the amounts credited to the employee's deferred account. Such an election related to awards otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year. Amounts credited as cash plus accumulated interest shall be distributed in cash; amounts credited as deferred AT&T shares shall be distributed in the form of an equal number of AT&T common shares.

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          (b) An employee may elect to receive the amounts
credited to the employee's account in one payment or in some other number of approximately equal annual installments (not exceeding 20), provided however, that the number of annual installments may not extend beyond the life expectancy of the employee, determined as of the date the first installment is paid. The employee's election shall also specify that the first installment (or the single payment if the employee has so elected) shall be paid either (1) on the first day of the calendar quarter next following the end of the month in which the employee attains the age specified in such election, which age shall not be earlier than age 55 or later than age 70-1/2, or (2) on the first day of the calendar quarter next following the end of the month in which the employee retires from a Participating Company or otherwise terminates employment with any Participating Company (except for a transfer to another Participating Company).
          (c) Notwithstanding an election pursuant to Paragraph
(b) of this Section 4, the entire amount then credited to an employee's account shall be paid immediately in a single payment
(a) if the employee is discharged for cause by his or her Participating Company, (b) if the Board of Directors of such Participating Company determined that the employee engaged in misconduct in connection with the employee's employment with the Participating Company, (c) if the employee without the consent of

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the Board of Directors of his or her Participating Company, while employed by such Participating Company or after the termination of such employment, becomes associated with, employed by, or renders services to, or owns an interest in, any business that is in competition with any Participating Company or with any business in which a Participating Company has a substantial interest (other than as a shareholder with a non-substantial interest in such business), or (d) the employee becomes employed by a governmental agency having jurisdiction over the activities of a Participating Company or any of its subsidiaries.
          (d) An employee may elect that, in the event the employee should die before full payment of all amounts credited to the employee's account, the balance of the deferred amounts shall be distributed in one payment or in some other number of approximately equal annual installments (not exceeding 10) to the beneficiary or beneficiaries designated in writing by the employee, or if no designation has been made, to the estate of the employee. The first installment (or the single payment if the employee has so elected) shall be paid on the first day of the calendar quarter next following the month of death.
          (e) Installments subsequent to the first installment to the employee, or to a beneficiary or to the employee's estate, shall be paid on the first day of the applicable calendar quarter in each succeeding calendar year until the entire amount credited

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to the employee's deferred account shall have been paid.
Deferred amounts held pending distribution shall continue to be credited with interest or additional deferred AT&T shares, as applicable, determined in accordance with Section 3(a) and (b).
          (f) In the event an employee, or the employee's beneficiary after the employee's death, incurs a severe financial hardship, the AT&T Board of Directors or the Compensation Committee of such Board, in its sole discretion, may accelerate or otherwise revise the payment schedule from the employee's account to the extent reasonably necessary to eliminate the severe financial hardship. For the purpose of this subsection
(f), a severe financial hardship must have been caused by an accident, illness, or other event beyond the control of the employee or, if applicable, the beneficiary.
          (g) The obligation to make a distribution of deferred amounts credited to an employee's account during any calendar year plus the additional amounts credited on such deferred amounts pursuant to Section 3(a) and (b) shall be borne by the Participating Company which otherwise would have paid the related award currently. However, the obligation to make distribution with respect to deferred amounts which are related to amounts credited to an employee's account under Section 3(a)(ii) and under the second sentence of Section 3(b), and with respect to


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which no Participating Company would otherwise have paid the related award currently, shall be borne by the Participating
Company which employed the employee on January 1, 1984.

5.   Miscellaneous
          (a) The deferred amounts shall be held in the general funds of the Participating Companies. The Participating Companies shall not be required to reserve, or otherwise set aside, funds for the payment of such amounts.
          (b) The rights of an employee to any deferred amounts plus the additional amounts credited pursuant to Section 3(a) and
(b) shall not be subject to assignment by the employee.
          (c) The Senior Vice President - Human Resources of AT&T shall have the authority to administer and to interpret the Plan.
          (d) The AT&T Board of Directors may at any time amend the Plan or terminate the Plan, but such amendment or termination shall not adversely affect the rights of any employee, without his or her consent, to any benefit under the Plan to which such employee may have previously become entitled prior to the effective date of such amendment or termination. The Senior Vice President - Human Resources of AT&T with the concurrence of the Senior Vice President and General Counsel of AT&T shall be authorized to make minor or administrative changes to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes).
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